Exhibit 99.1

              Advanced BioPhotonics Completes $2 Million Financing

     BOHEMIA, N.Y.--(BUSINESS WIRE)--Nov. 6, 2006--Advanced BioPhotonics Inc. (OTCBB: ABPH) a developer of next generation medical imaging applications using advanced infrared technology announced today that it has closed on a $2 million financing with institutional investors. The terms of the financing are disclosed in a Form 8-K filing made with the Securities and Exchange Commission on November 3, 2006.

     Denis O'Connor, CEO of Advanced BioPhotonics, commented "We are very pleased that our investors continue to support the company in its efforts to commercialize its technology. While our technology platform has promise in a multitude of applications, we continue to focus on applications with the nearest term commercialization opportunities. We believe that with this additional financing, the company will be able to make significant progress towards commercialization."

     About Advanced BioPhotonics

     Advanced BioPhotonics Inc. (OTCBB: ABPH) headquartered in Bohemia, New York, is an innovative developer of medical imaging applications using advanced infrared technology. Advanced BioPhotonics provides imaging technology for clinicians and researchers for use in the detection and management of diseases affecting perfusion or reperfusion of tissue or organs.

     Advanced BioPhotonics's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


     CONTACT: Advanced BioPhotonics Inc.
              Denis O'Connor, 631-244-8244
              doconnor@advancedbp.com
              or
              Robert P. Ellis, 631-244-8244
              rellis@advancedbp.com